Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Splunk Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$27,841,667,813.30 (1)(2)	0.0001476	$4,109,430.17 (3)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$27,841,667,813.30
Total Fees Due for Filing			$4,109,430.17
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$4,109,430.17

(1)	Aggregate number of securities to which transaction applies:

As of October 13, 2023, the maximum number of shares of our common stock to which this transaction applies is estimated to be 177,331,425, which consists of:

(a)	168,534,629 shares of our common stock entitled to receive the per share merger consideration of $157.00;

(b)	69,129 shares of our common stock underlying stock options entitled to receive the excess, if any, of the per share merger consideration of $157.00 over the applicable per share exercise price;

(c)
5,633,055 shares of our common stock underlying restricted stock units (including performance-based vesting restricted stock units that will vest upon the closing of the transaction) entitled to receive the per share merger consideration of $157.00;

(d)
180,612 shares of our common stock underlying performance-based vesting restricted stock units entitled to receive a cash-based award with respect to an amount in cash equal to the per share merger consideration of $157.00; and

(e)	2,914,000 shares of our common stock reserved for issuance under the employee stock purchase plan entitled to receive the per share merger consideration of $157.00.

(2)
Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, as of October 13, 2023, the underlying value of the transaction was calculated as the sum of:

(a)	the product of 168,534,629 shares of our common stock and the per share merger consideration of $157.00;

(b)
the product of 69,129 shares of our common stock underlying stock options and $147.32, which is the difference between the per share merger consideration of $157.00 and the stock options’ weighted-average exercise price of $9.68;

(c)	the product of 5,633,055 shares of our common stock underlying restricted stock units and the per share merger consideration of $157.00;

(d)	the product of 180,612 shares of our common stock underlying performance vesting restricted stock units and the per share merger consideration of $157.00; and

(e)	the product of 2,914,000 shares of our common stock reserved for issuance under the employee stock purchase plan and the per share merger consideration of $157.00.

(3)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001476.